SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          DATA SYSTEMS & SOFTWARE INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                          DATA SYSTEMS & SOFTWARE INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2000



     The Annual Meeting of Stockholders of Data Systems & Software Inc. (the "Company") will be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Tuesday, September 12, 2000, at 9:30 a.m., for the following purposes:

          (1) To elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

          (2) To consider and act upon such other and further matters as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on July 28, 2000, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

     Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. No additional postage is required.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       SHELDON KRAUSE
                                       Secretary

August 15, 2000
Mahwah, New Jersey

                          DATA SYSTEMS & SOFTWARE INC.
                                  200 Route 17
                            Mahwah, New Jersey 07430


                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Data Systems & Software Inc., a Delaware corporation (the "Company" or "DSSI"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Tuesday, September 12, 2000, at 9:30 a.m., and any postponements or adjournments thereof. This Proxy Statement and the accompanying materials are being mailed on or about August 17, 2000, to holders of record of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") as of the record date.

     The record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been established as the close of business on July 28, 2000. On that date, 7,468,722 shares of Common Stock of the Company were outstanding and entitled to vote. Holders of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

     The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any one matter, it will be deemed present for purposes of determining the presence of a quorum for all other matters presented to the meeting. Votes withheld from any nominee for election as a director, abstentions, and shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter which may come before the meeting will be deemed present for purposes of determining the presence of a quorum.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all nominees for election as directors. Directors will be elected at the Annual Meeting by a plurality of the votes cast. Any stockholder of record returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving written notice to the Company of such revocation, (ii) voting in person at the Annual Meeting or (iii) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, Attention:
Secretary.

     Commencing on September 2, 2000, an alphabetical list of the names and addresses of the stockholders of record of the Company as of the Record Date will be available at the principal executive offices of the Company, 200 Route 17, Mahwah, New Jersey 07430, for inspection by any stockholder during normal business hours for any purpose germane to the Annual Meeting.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the notes thereto set forth information, as of the Record Date, concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table under "Executive and Director Compensation" and (iii) all executive officers and directors of the Company as a group. Except as indicated, the Company is not aware of any person that is the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

                                                                                      Percentage of
Name and Address of                             Number of Shares of Common Stock       Common Stock
Beneficial Owner(1)(2)                                Beneficially Owned(2)           Outstanding(2)
----------------------                                ---------------------           --------------
George Morgenstern                                         610,423(3)                      7.8%
Howard Gutzmer                                             479,015(4)                      6.4%
    5550 Oberlin Dr.
    San Diego, CA                                                                        92121
Dimensional Fund Advisors Inc.                             386,700(4)                      5.2%
    1299 Ocean Ave., 11th Fl.,
    Santa Monica, CA 90401
Robert L. Kuhn                                             372,656(5)                      4.9%
Yacov Kaufman                                               64,334(6)                        *
Harvey Eisenberger                                           5,000(7)                        *
Sheldon Krause                                              43,500(8)                        *
Susan L. Malley                                             15,000(7)                        *
Hon. Maxwell M. Rabb                                        42,500(7)                        *
Allen I. Schiff                                             42,500(7)                        *
Shlomie Morgenstern                                         15,000(7)                        *
Frank Magnotti                                                --                          --
All executive officers and directors of the
Company as  a group (9 people)                           1,215,913                        14.8%

----------
*    Less than 1%

(1)  Unless otherwise indicated, business address is in care of the Company.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(3) Consists of (i) 280,423 shares held by Mr. Morgenstern, including 155,000 shares received by Mr. Morgenstern pursuant to a restricted stock grant which are not yet fully vested, and (ii) 330,000 currently exercisable options held by Mr. Morgenstern.

(4) As of December 31, 1999, based on information in a Schedule 13G filed by such person.

(5) Consists of 192,656 shares and 180,000 currently exercisable options held by Dr. Kuhn.

(6) Consists of 1,000 shares and 63,334 currently exercisable options held by Mr. Kaufman.

(7)  Consists of currently exercisable options.

(8) Consists of 1,000 shares and 42,500 currently exercisable options held by Mr. Krause.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of seven members. The entire Board of Directors of the Company is to be elected at the Annual Meeting. The Board of Directors has nominated the seven current directors, George Morgenstern, Robert L. Kuhn, Harvey Eisenberger, Sheldon Krause, Maxwell M. Rabb, Allen I. Schiff and Susan L. Malley, for election as directors at the Annual Meeting. All nominees have consented to be named and serve if elected.

     With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all nominees for election as directors. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee. Only persons nominated in accordance with the notice requirements of the Company's By-laws are eligible for election as directors of the Company. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the seven nominees receiving the greatest number of votes will be elected as directors).

Certain Information Regarding Directors and Officers

     Set forth below is certain information concerning the nominees for director and the executive officers and key employees of the Company:

Name                       Age         Position
----                       ---         --------
George Morgenstern         67          Director; Chairman of the Board, President and Chief Executive
                                       Officer of DSSI; Chairman of the Board and Acting President of
                                       the Company's Decision Systems Israel Ltd. subsidiary ("DSI
                                       Israel"); Chairman of the Board of the Company's Comverge
                                       Technologies, Inc. subsidiary ("Comverge")

Robert L. Kuhn             55          Director; Vice Chairman of the Board of DSSI

Yacov Kaufman              43          Vice President and Chief Financial Officer of DSSI; Vice
                                       President and Chief Financial Officer of DSI Israel; Chief
                                       Financial Officer of Comverge

Harvey Eisenberger         56          Director

Sheldon Krause             45          Director and Secretary

Susan L. Malley            51          Director

Maxwell M. Rabb            89          Director

Allen I. Schiff            54          Director

Frank Magnotti             39          President of Comverge

Shlomie Morgenstern        37          Vice President - Operations

     George Morgenstern has been Chairman of the Board since June 1993, and has been President and Chief Executive Officer of DSSI since its incorporation in 1986. Since January 1999, Mr. Morgenstern has also served as Acting President of DSI Israel. Mr. Morgenstern also serves as Chairman of the Board of DSI Israel and as Chairman of the Board of Comverge.

     Robert L. Kuhn has been a director of DSSI since 1986 and Vice Chairman of the Board of DSSI since 1994. Since 1991, Dr. Kuhn has been President of Geneva Financial Corporation, a company specializing in mergers and acquisitions. Dr. Kuhn has been active in establishing joint ventures and cross-border transactions with Japan and China, and has been an advisor for the governments of the People's Republic of China, Israel and Germany on commercializing science and technology.

     Yacov Kaufman has been Vice President and Chief Financial Officer of DSSI since February 1996. Mr. Kaufman has also served as a Vice President of DSI Israel since 1992 and as Chief Financial Officer of DSI Israel since 1990. Mr. Kaufman also serves ad Chief Financial Officer of Comverge.

     Harvey Eisenberger has been a director of the Company since 1994. Since March 1997, Mr. Eisenberger has been employed by the Company in an administrative capacity. From 1986 to March 1997, Mr. Eisenberger was an account executive with a New York investment firm.

     Sheldon Krause has served as Secretary of the Company since 1986 and as a director since 1994. Since 1987, Mr. Krause has been engaged in the private practice of law in New York City and is currently a member of the firm of Ehrenreich Eilenberg & Krause LLP. From 1981 to 1986, Mr. Krause was associated with the New York law firm of Cravath, Swaine & Moore. Mr. Krause is the son-in-law of George Morgenstern, Chairman of the Board, President and Chief Executive Officer of the Company.

     Susan M. Malley has been a director of the Company since March 1998. Dr. Malley has served since 1995 as President and Chief Investment Officer of Malley Associates Capital Management, an asset management firm which Dr. Malley founded. Dr. Malley is also a Professor of Finance at the Hofstra Graduate School of Business. From 1990 until 1995, Dr. Malley was Co-Chair of the Board of Directors and Chief Investment Officer of Citicorp Investment Services, a retail brokerage subsidiary of Citibank, N.A.

     Hon. Maxwell M. Rabb has been a director of the Company since 1992. Ambassador Rabb has been Of Counsel to the law firm of Kramer, Levin, Naftalis & Frankel since 1991 and was Of Counsel to the law firm of Stroock & Stroock & Lavan from 1989 to 1991. From 1981 to 1988, Ambassador Rabb was United States Ambassador to Italy.

     Allen I. Schiff has been a director of the Company since 1992. Since 1978, Dr. Schiff has been a Professor of Accounting at Fordham University Graduate School of Business Administration, serving as Chairman of the Accounting Department from 1981 to 1983 and from 1985 to 1990.

     Frank Magnotti has been the President of Comverge since October 1997. From 1993 to 1997, Mr. Magnotti was the founder and General Manager of the Utility Solutions Division of Lucent Technologies, Inc.

     Shlomie Morgenstern has been Vice President--Operations of the Company since February 2000. Since 1996, Mr. Morgenstern has been employed by the Company in various administrative capacities. Mr. Morgenstern is the a son of George Morgenstern, Chairman of the Board, President and Chief Executive Officer of the Company.

Meetings of the Board of Directors

     During 1999, the Board of Directors of the Company met six times. Each person who served as a director in 1999 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 1999 and (ii) the total number of meetings held during 1999 by each committee of the Board of Directors on which such director served except for Mr. Rabb and Dr. Kuhn, each of whom attended three meetings.

Information Concerning Certain Committees of the Board of Directors

     The Board of Directors of the Company has a standing Audit Committee comprised of Dr. Schiff, who serves as Chairman, Dr. Malley and Mr. Krause. During 1999, the Audit Committee met three times.

     In accordance with recently adopted Nasdaq rules, the Company has adopted a formal written audit committee charter setting forth the responsibilities of the Audit Committee. The Audit Committee is charged with assisting the directors with the fulfillment of their responsibilities to stockholders and others relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee is responsible for selecting, evaluating and replacing the independent auditors and with overseeing the independence of the auditors. The Committee reviews with the Company's independent auditors the Company's accounting practices and policies; reviews the report of the Company's independent auditors on the Company's year-end financial statements; examines from time to time, in consultation with the Company's financial officers and its independent auditors, the Company's overall accounting and financial controls; and is available to the Company's independent auditors for consultation. The Audit Committee must have at least three members, all of whom must be independent and must be financially literate. At least one member of the Audit Committee must have a background in finance or accounting. Mr. Krause, who is not independent of management as defined in the Nasdaq rules, may remain on the Committee until June 2001.

     The Board of Directors has also established a Compensation and Stock Option Committee which administers the Company's stock-based compensation plans and approves awards of stock options and other stock-based compensation, as well as reviewing and approving the employment terms and compensation of executive officers of the Company. Dr. Schiff, Dr. Malley and Mr. Krause currently serve on the Committee, with Dr. Schiff acting as Chairman. Ambassador Rabb serves on the Committee as an alternate member. During 1999, the Compensation and Stock Option Committee met three times.

     The Board of Directors does not have a nominating committee.

                       EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

     Each director of the Company is paid $1,000 for each meeting which such director attends and is reimbursed for associated out-of-pocket expenses. Dr. Schiff is paid an additional amount of $20,000 per annum for his service as Chairman of the Audit Committee and Compensation and Stock Option Committee, plus additional amounts in the event of special committee assignments. Dr. Schiff was paid a total of $24,000 in 1999 in connection with his service on the Board of Directors and Board committees. Dr. Kuhn was paid an additional $50,000 in 1999 in connection with his service as Vice Chairman of the Company. Dr. Malley was paid a total of $10,000 in 1999 in connection with her service on the Board of Directors and Board committees. Mr. Eisenberger was paid a total of $8,500 in 1999 in connection with his service on the Board of Directors.

     In addition to the director's fees described above, at the last Annual Meeting of Stockholders each member of the Board of Directors who was not an employee of the Company (Mr. Krause, Ambassador Rabb, Dr. Malley and Dr. Schiff) was granted options to purchase 7,500 shares of Common Stock at an exercise price of $3.69 per share (the fair market value of the Common Stock on such date). These options were granted pursuant to the Company's 1994 Stock Option Plan for Outside Directors described below.

     The Company's 1994 Stock Option Plan for Outside Directors provides for awards of non-qualified options to directors of the Company who are not employees of the Company or its affiliates and who meet certain other eligibility criteria. Pursuant to the plan, (i) upon first election or appointment to the Board of Directors, each newly elected eligible director is granted an option to purchase 7,500 shares of Common Stock and (ii) immediately following each Annual Meeting of Stockholders of the Company, each eligible director will generally be granted an option to purchase 7,500 shares of Common Stock. Options granted under the plan have an exercise price per share equal to the fair market value of the Common Stock on the date of issuance and are exercisable beginning on the first anniversary of the date of the grant until the earliest of (a) ten years from the date of grant, (b) one year from the date on which an optionee ceases to be an eligible director and (c) the date an optionee ceases to be a director (90 days thereafter if due to death or disability). The maximum number of shares of Common Stock in respect of which awards may be granted under the plan is 200,000.

     In addition to serving as a director of the Company, Mr. Eisenberger also serves as an employee of the Company's Comverge subsidiary and was paid approximately $80,660 during 1999 in connection with such employment. In 1999, Mr. Eisenberger was also awarded options to purchase shares which after the combination of the Company's Comverge and PowerCom subsidiaries represented 0.5% of the outstanding stock of Comverge, at an aggregate exercise price of $9,925.

Compensation Committee Interlocks and Insider Participation

     The mandate of the Compensation and Stock Option Committee of the Board of Directors of the Company encompasses all matters related to compensation, including determination of stock option and other stock-based compensation and review and approval of employment terms and compensation of executive officers. Certain matters related to the compensation of the Chief Executive Officer are also considered by the full Board of Directors.

     The following persons served both as members of the Board of Directors and officers or employees of the Company in 1999: George Morgenstern (Chairman of the Board, President and Chief Executive Officer), Dr. Kuhn (Vice Chairman of the Board), Mr. Krause (Secretary) and Harvey Eisenberger, who is employed by the Company's Comverge subsidiary. During 1999, no member of the Board of Directors who was also an officer of the Company participated in any deliberations of the Board of Directors or any committee thereof relating to his own compensation. In addition, Mr. Krause did not participate in any such deliberations relating to the compensation of George Morgenstern or Shlomie Morgenstern and George Morgenstern did not participate in any such deliberations relating to the compensation of Shlomie Morgenstern. Except as described above, each member of the Board of Directors participated in 1999 in deliberations of the Board of Directors concerning executive officer compensation. For information concerning transactions with the Company in which directors or officers may be deemed to have an interest, see "Certain Relationships and Related Transactions" below.

Employment Arrangements

     George Morgenstern serves as Chairman of the Board, President and Chief Executive Officer of the Company pursuant to an employment agreement which commenced on January 1, 1997 and extends through December 31, 2001 (the "Employment Agreement"). The Employment Agreement provides for a salary of $420,000 per annum (subject to annual review by the Board and an annual cost of living adjustment commencing in 1998) plus contributions to a nonqualified retirement fund equal to 25% of his base salary. Mr. Morgenstern's compensation pursuant to the Employment Agreement also includes the use of two company automobiles, premium payments on a life insurance policy owned by Mr. Morgenstern and other fringe benefits.

     Pursuant to the Employment Agreement, Mr. Morgenstern may at any time prior to December 31, 2001, elect to terminate his employment with the Company and thereafter to continue to serve the Company as a consultant for a period (the "Consulting Period") ending on December 31 of the seventh year following the year in which he first commences to serve as a consultant. During the Consulting Period, Mr. Morgenstern would be entitled to receive an annual consulting fee plus contributions to a nonqualified retirement fund and the same fringe benefits on the same basis as during the term of his employment as described above. Mr. Morgenstern's annual consulting fee during the Consulting Period would be equal to 50% of his annual salary in effect immediately prior to the Consulting Period through the end of the fourth calendar year of the Consulting Period, and 25% of such annual salary for the remainder of the Consulting Period (subject in all cases to an annual cost of living adjustment). However, if Mr. Morgenstern elects to become a consultant following a breach by the Company of its obligations under the Employment Agreement or following a change in control of the Company (as defined in the Employment Agreement), Mr. Morgenstern would be entitled to receive his full annual salary until December 31, 2001, and thereafter to receive an annual consulting fee as described above for the balance of the Consulting Period. The Company is obligated under the Employment Agreement to fund at the beginning of any Consulting Period all amounts to become payable to Mr. Morgenstern for consulting services and to fund upon his death all amounts payable to his estate. During the term of the Employment Agreement (including any Consulting Period), Mr. Morgenstern may not engage in a business that is in substantial and direct competition with the business of the Company or any of its subsidiaries.

     In addition to the compensation provided for Employment Agreement, in January 2000 the Company awarded Mr. Morgenstern a bonus in the amount of $550,000, at least half of which was to be used to reduce the balance of his outstanding loan from the Company discussed below under "Certain Related Party Transactions." The Board also approved an additional bonus of up to $300,000, $150,000 of which is payable only upon completion of an equity financing of the Company's Comverge subsidiary of at least $10 million by December 31, 2000, and $150,000 of which is payable only if Mr. Morgenstern remains employed full-time as President and Chief Executive Officer of the Company through December 31, 2001. At least one-half of any bonus paid must be used to reduce any then outstanding balance of the Company's loan to Mr. Morgenstern. In February, the Board of Directors approved a purchase by the Company of an aggregate of up to $300,000 of the Company's common stock from Mr. Morgenstern, provided that the proceeds from such purchases be applied to reduce the balance of the loan.

     Yacov Kaufman serves as Vice President and Chief Financial Officer of the Company and of DSI Israel pursuant to a two-year employment agreement with the Company commencing January 1, 1999. The agreement is terminable by either party upon at least 30 days' notice, or by the Company for cause (as defined in the agreement).

     The stock option agreements with the Company's executive officers generally provide for accelerated vesting in the event of a "Change in Control of the Company" (as defined in such agreements).

Executive Compensation

     The following table sets forth for the periods indicated information concerning the compensation of the Chief Executive Officer and the three other officers of the Company who received in excess of $100,000 in salary during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                          Long Term                   All Other
                                      Annual Compensation              Compensation Awards         Compensation ($)
                                      -------------------     --------------------------------     ----------------
                                                                                   Securities
Name and                                                      Restricted Stock     Underlying
Principal Position         Year     Salary ($)  Bonus ($)        Awards ($)        Options (#)
------------------         ----     ----------  ---------        ----------        -----------
George Morgenstern         1997      420,000        --              --                 --              131,000
Chief Executive Officer    1998      427,600        --           435,000(1)            --              146,000
                           1999      434,700        --              --                 (2)             195,280(3)

Yacov Kaufman              1997      108,000      10,000            --                 --               17,000
Chief Financial Officer    1998      124,200        --              --                 --               25,725
                           1999      127,200        --              --                 (4)
                                                                                                        22,000(5)

Shlomie Morgenstern        1998      122,700        --              --                 --
Vice President (6)         1999      131,400        --              --                 --                --

Frank Magnotti             1998      143,500        --              --                 --                --
President, Comverge        1999      158,000        --              --                 --                --
Technologies, Inc.

(1) Represents the fair market value of 155,000 shares of Common Stock awarded in a restricted stock award pursuant to the Company's 1994 Stock Incentive Plan, valued at the market price for the Common Stock on the date of the award. The shares vest over a two-year period, commencing August 1999. Dividends, if and when declared by the Company, would be payable on vested shares; unvested shares are not eligible to receive dividends.

(2) In 1999, Mr. Morgenstern was also awarded options to purchase shares which after the combination of the Company's Comverge and Powercom subsidiaries represented 0.5% of the outstanding stock of Comverge, at an aggregate exercise price of $9,925. Mr. Morgenstern serves as Chairman of Comverge.

(3) Consists of (i) $107,700 in contributions to a non-qualified retirement fund, (ii) approximately $25,745 in life insurance premiums, (iii) approximately $57,835 paid for accrued vacation and (iv) $4,000 in director's fees

(4) In 1999, Mr. Kaufman was also awarded options to purchase shares which after the combination of the Company's Comverge and Powercom subsidiaries represented 0.5% of the outstanding stock of Comverge, at an aggregate exercise price of $9,925.

(5) Represents primarily contributions to severance and pension funds. These contributions are made on substantially the same basis as those made on behalf of all Israeli employees.

(6)  Appointed Vice President on February 1, 2000.

     The following tables summarize (i) the options granted in 1999 to the executive officers named in the Summary Compensation Table above, (ii) the potential value of these options at the end of the option term assuming certain levels of appreciation of the Company's Common Stock, (iii) the number of shares acquired by such named executive officers upon the exercise of options in 1999 and the value realized thereon, and (iv) the number and value of all options held by such executive officers at the end of 1999.

                            OPTION/SAR GRANTS IN 1999

                                                                                            Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                             Stock Price Appreciation
                                                Individual Grants(1)                            for Option Terms (2)
                              ---------------------------------------------------------     --------------------------

                                             % of Total
                               Number of       Options
                              Securities      Granted to
                              Underlying     Employees in                   Exercise or
                                Options      Fiscal Year     Base Price      Expiration
Name                          Granted (#)        (%)          ($/Share)         Date          5% ($)         10% ($)
----                          -----------        ---          ---------         ----          ------         -------
Yacov Kaufman                  25,000(3)         6.1%           $2.00         12/31/06        20,355          47,436
Yacov Kaufman                  30,000(4)         7.3%           $1.80          4/12/06        21,983          51,231
Yacov Kaufman                  30,000(5)         7.3%           $2.50         10/30/06        30,532          71,154
Shlomie Morgernstern           20,000(6)         4.9%          $2.6875        12/31/06        32,822          76,490

----------
(1)  The Company did not grant any stock appreciation rights (SARs) in 1999.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future price appreciation, if any, of the Common Stock.

(3) These options become exercisable as to one-third in December of each year commencing December 1999.

(4) These options become exercisable as to one-third in October of each year commencing October 1999.

(5) These options become exercisable as to one-half in October of each year commencing October 2000.

(6) These options become exercisable as to one-third in December of each year commencing December 2000.

                       AGGREGATED OPTION EXERCISES IN 1999
                     AND FISCAL YEAR END STOCK OPTION VALUES

                            Number of
                             Shares                    Number of Securities Underlying
                            Acquired                        Unexercised Options               Value of Unexercised
                              Upon         Value              at Year End (#)             In-the-Money Options ($) (2)
                            Exercise      Realized      ------------------------------    ----------------------------
           Name              (#) (1)         ($)        Exercisable      Unexercisable    Exercisable   Unexercisable
           ----              -------      --------      -----------      -------------    -----------   -------------
George Morgenstern             --           --            427,250           20,000             --             --
Yacov Kaufman                  --           --             75,000           75,000           27,209        80,666
Shlomie Morgernstern           --           --             22,500           27,500            3,263        17,013

----------
(1)  No options were exercised by any of the named persons in 1999.

(2) Based on the closing price for the Common Stock on December 31, 1999, of $3.375.

Certain Related Party Transactions

     During 1996 and 1997, the Company made a loan to George Morgenstern, its Chairman, President and Chief Executive Officer. The principal of and interest on such loan was payable in installments as follows: (i) 105 bi-weekly payments of $3,000 each, commencing January 1998, (ii) four annual payments of $72,000 each, commencing December 1998, and (iii) a final payment on December 31, 2001 in an amount equal to the then remaining outstanding balance of the loan plus accrued and unpaid interest. In addition, in 1998, the Company made a loan to Mr. Morgenstern in the amount of $63,000 in connection with the payment of income tax relating to the vesting of a restricted stock award. During 1999, the highest total aggregate balance of loans to Mr. Morgenstern was $614,000. The loans were fully repaid during the first quarter of 2000, in part from the proceeds of sales by Mr. Morgenstern of Common Stock to the Company on February 2, 2000 and March 2, 2000 at then current market prices.

     During 1999, the Company paid approximately $494,000 for legal services rendered and reimbursement of out-of-pocket expenses to Ehrenreich Eilenberg & Krause LLP, a law firm in which Sheldon Krause, a director and Secretary of the Company, is a member. Mr. Krause is the son-in-law of George Morgenstern, Chairman, President and Chief Executive Officer of the Company.

     As reported on the Summary Compensation Table above, Shlomie Morgenstern, a son of George Morgenstern, Chairman, President and Chief Executive Officer of the Company, received compensation during 1999 in connection with his positions as Director of Operations of the Company's Databit and International Data Operations subsidiaries.

                  COMPENSATION REPORT OF THE BOARD OF DIRECTORS

     The goals of the Company's compensation policy are to (i) attract, retain and reward executives who contribute to the overall success of the Company by offering compensation that is competitive, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of stockholders. The Board of Directors believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and does not follow specific objective performance criteria when establishing such compensation levels.

     Compensation decisions with respect to executive officers, other than the chief executive officer, have been based upon the recommendation of the chief executive officer (except for decisions relating to stock options, which are determined by the Compensation and Stock Option Committee as described above). In early 1999, the Company entered into an employment agreement with Yacov Kaufman, the Chief Financial Officer of the Company. The terms of Mr. Kaufman's employment were based on the Company's desire (i) to recognize Mr. Kaufman's long-term service to the Company, (ii) to compensate him for his increased responsibilities within the Company as well as in connection with his duties as CFO of Comverge, which represents the Company's current strategic focus and (iii) to incentivise his retention, given his increasingly key role in the affairs of the Company. Therefore, although Mr. Kaufman's base salary of approximately $128,000 per annum did not significantly increase, the employment agreement provides for yearly cost of living adjustments, stock option grants, and certain payments in the event of a change in control of the Company or termination by the Company other than for cause.

     The chief executive officer was paid pursuant to an employment agreement previously entered into with the Company. In establishing the terms of such employment agreement, the Board considered the performance of the Company and its subsidiaries at the time at which the Company entered such agreement. Pursuant to the employment agreement between the Company and Mr. Morgenstern (described under "Proposal 1--Election of Directors--Employment Arrangements"), Mr. Morgenstern received a base salary of $434,700 during 1999. In addition, pursuant to the agreement, the Company made contributions to Mr. Morgenstern's non-qualified retirement fund of 25% of his base salary.

     The Board believes that the use of stock options and other stock-based compensation generally to compensate executive officers encourages and rewards effective management that results in long-term corporate financial success, as measured by stock price appreciation. The Board further believes that such use aligns the interests of the Company's executives with those of the Company's stockholders. In 1999, the Compensation and Stock Option Committee granted options to purchase the Company's Common Stock to Yacov Kaufman and Shlomie Morgenstern. Mr. Kaufman's options were granted pursuant to his employment agreement described above and also in exchange for options to purchase shares of DSI Israel previously granted to Mr. Kaufman. Shlomie Morgenstern's options were granted in recognition of his responsibilities as director of operations of Databit and International Data Operations.

     In addition, Mr. Eisenberger, Mr. Kaufman and George Morgenstern received options to purchase shares of the combined PowerCom/Comverge subsidiary's common stock. Such options were granted by the board of the subsidiary and ratified by the Board. The Board believes that granting options in Comverge to those executives directly involved in its activities will provide effective incentives to such executives to improve the performance of this subsidiary, which is the focus of the Company's most intensive R&D and marketing efforts.


                                                        BOARD OF DIRECTORS

                                                        George Morgenstern
                                                        Robert L. Kuhn
                                                        Harvey Eisenberger
                                                        Sheldon Krause
                                                        Susan L. Malley
                                                        Maxwell M. Rabb
                                                        Allen I. Schiff

                          STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the cumulative total return of the Company's Common Stock, during the period December 31, 1994 to December 31, 1999, to the cumulative total return during such period of (i) the Nasdaq Stock Market Index (United States and Foreign) and (ii) the Nasdaq Computer & Data Processing Stock Index.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

----------------------------------------------------------------------------------------------------------------
                                      12/31/94      12/30/95      12/29/96    12/31/97     12/31/98     12/31/99
                                      --------      --------      --------    --------     --------     --------
----------------------------------------------------------------------------------------------------------------
DSSI                                    100          147.368      119.737     89.474       55.263       71.053
----------------------------------------------------------------------------------------------------------------
Nasdaq Computer & Data Processing       100          152.283      187.954     230.899      412.227      871.275
Stock Index
----------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index               100          140.356      170.624     209.846      290.171      531.738
----------------------------------------------------------------------------------------------------------------


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1998 all applicable filing requirements were complied with by its executive officers and directors.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

     Deloitte & Touche LLP served as the Company's independent certified public accountants and auditors for the year ended December 31, 1999. The Company has not completed the selection of its auditors for fiscal year 2000. A representative of Deloitte & Touche LLP has been invited to and is expected to be present at the Annual Meeting.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Stockholders may present proposals for inclusion in the Company's 2001 proxy statement provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than June 13, 2001.

     Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2001 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 200 Route 17, Mahwah, New Jersey 07430.

                                  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors' recommendations.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report, covering the fiscal year ended December 31, 1998, including audited financial statements is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                             SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           SHELDON KRAUSE
                                           Secretary

August 15, 2000
Mahwah, New Jersey